UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2008

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1e-4 (c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2008, a wholly owned subsidiary of LBI Media Holdings, Inc., LBI Media, Inc. (“LBI Media”), entered into a Commitment Increase Agreement with Wells Fargo Foothill, Inc. and Credit Suisse, Cayman Islands Branch, as administrative agent, pursuant to which LBI Media’s senior secured term loan facility has been increased by $10.0 million, from approximately $108.4 million to $118.4 million. LBI Media borrowed the full amount of the increase in the commitment concurrently with the closing of the Commitment Increase Agreement. The applicable margin for this borrowing is 0.75% for base rate loans and 1.75% for LIBOR loans. LBI Media must pay 0.25% of the principal amount of such borrowing each quarter and must pay all remaining principal amount of such borrowing on March 31, 2012.

As previously disclosed, LBI Media entered into a senior secured term loan facility pursuant to an Amended and Restated Term Loan Agreement, dated May 8, 2006, as amended (the “Term Loan Agreement”), by and among LBI Media, the guarantors party thereto, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent. The increase in the senior secured term loan facility is subject to the terms and conditions of the Term Loan Agreement, including guarantees of such obligations by each of LBI Media’s subsidiaries and mandatory prepayment of borrowings under certain circumstances. Amounts borrowed under the Term Loan Agreement are due on March 31, 2012, or earlier upon exercise by the lenders under the Term Loan Agreement of their right to accelerate the due date of obligations upon the occurrence of an event of default, as defined in Section 8.1 of the Term Loan Agreement.

LBI Media has the option to request its existing or new lenders under its senior secured term loan facility and under its $150.0 million senior secured revolving credit facility to increase the aggregate amount of its senior credit facilities, by an additional $40.0 million; however, its existing and new lenders are not obligated to do so. The increases under the senior secured revolving credit facility and the senior secured term loan credit facility, taken together, cannot exceed $50.0 million in the aggregate (including the $10.0 million increase on January 23, 2008).

The foregoing description of the borrowing, senior secured term loan facility and senior secured revolving credit facility are qualified in their entirety by reference to complete copies of the Term Loan Agreement and the Amended and Restated Credit Agreement, dated May 8, 2006, as amended (the “Credit Agreement”), by and among LBI Media, the guarantors party thereto, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent. The Term Loan Agreement has been filed with the Securities and Exchange Commission as Exhibit 10.3 to LBI Media Holdings’ quarterly report on Form 10-Q for the quarter ended March 31, 2006 (the terms of which are incorporated by reference herein). An amendment to the Term Loan Agreement has been filed with the Securities and Exchange Commission as Exhibit 10.2 to LBI Media Holdings’ current report on Form 8-K (the terms of which are incorporated by reference herein) filed on March 30, 2007. The Credit Agreement has been filed with the Securities and Exchange Commission as Exhibit 10.2 to LBI Media Holdings’ quarterly report on Form 10-Q for the quarter ended March 31, 2006 (the terms of which are incorporated by reference herein). Amendments to the Credit Agreement have been filed with the Securities and Exchange Commission as Exhibits 10.3 and 10.1 to LBI Media Holdings’ current reports on Forms 8-K (the terms of which are incorporated by reference herein) filed on March 30, 2007 and July 23, 2007, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on January 24, 2008.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Lenard D. Liberman
Lenard D. Liberman
Executive Vice President,
Chief Financial Officer and Secretary